Exhibit 3.2
~~SECOND~~THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
of
FEDEX CORPORATION
FedEx Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the Corporation was originally incorporated under the name “Fast Holding Inc.” on October 2, 1997, and that its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on the same date. The Corporation further certifies that this ~~Second~~Third Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions previously filed with the Secretary of State of the State of Delaware. This ~~Second~~Third Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”) has been duly adopted pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.
ARTICLE FIRST: The name of the corporation is
FedEx Corporation.
ARTICLE SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
ARTICLE FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 804,000,000 shares consisting of 4,000,000 shares of Series Preferred Stock, no par value (herein called the “Series Preferred Stock”), and 800,000,000 shares of Common Stock, par value $0.10 per share (herein called the “Common Stock”).
The following is a statement of the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of stock of the Corporation:
I. SERIES PREFERRED STOCK
1. Conditions of Issuance. Series Preferred Stock may be issued from time to time and in such amounts and for such consideration as may be determined by the Board of Directors of the Corporation. The designation and relative rights and preferences of each series, except to the extent such designations and relative rights and preferences may be required by Delaware law or this Amended and Restated Certificate of Incorporation, shall be such as are fixed by the Board of Directors and stated in a resolution or resolutions adopted by the Board of Directors authorizing such series (herein called the “Series Resolution”). A Series Resolution authorizing any series shall fix:
A. The designation of the series, which may be by distinguishing number, letter or title;

B. The number of shares of such series;
C. The divided rate or rates of such shares, the date at which dividends, if declared, shall be payable, and whether or not such dividends are to be cumulative, in which case such Series Resolution shall state the date or dates from which dividends shall be cumulative;
D. The amounts payable on shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up;
E. The redemption rights and price or prices, if any, for the shares of such series;
F. The terms and amount of any sinking fund or analogous fund providing for the purchase or redemption of the shares of such series, if any;
G. The voting rights, if any, granted to the holders of the shares of such series in addition to those required by Delaware law or this Amended and Restated Certificate of Incorporation;
H. Whether the shares of such series shall be convertible into shares of the Corporation’s Common Stock or any other class of the Corporation’s capital stock, and if convertible, the conversion price or prices, any adjustment thereof and any other terms and conditions upon which such conversion shall be made;
I. Any other rights, preferences, restrictions or conditions relative to the shares of such series as may be permitted by Delaware law or this Amended and Restated Certificate of Incorporation.
2. Restrictions. In no event, so long as any Series Preferred Stock shall remain outstanding, shall any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, Common Stock, other than a dividend or distribution payable in shares of such Common Stock, nor (without the written consent of such number of the holders of the outstanding Series Preferred Stock as shall have been specified in the Series Resolution authorizing the issuance of such outstanding Series Preferred Stock) shall any shares of Common Stock be purchased or redeemed by the Corporation, nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Common Stock, unless in each instance full dividends on all outstanding shares of the Series Preferred Stock for all past dividend periods shall have been paid and the full dividend on all outstanding shares of the Series Preferred Stock for the current dividend period shall have been paid or declared and sufficient funds for the payment thereof set apart and any arrears in the mandatory redemption of the Series Preferred Stock shall have been made good.
3. Priority. Series Preferred Stock, with respect to both dividends and distribution of assets on liquidation, dissolution or winding up, shall rank prior to the Common Stock.
4. Voting Rights. Holders of Series Preferred Stock shall have no right to vote for the election of Directors of the Corporation or on any other matter unless a vote of such class is required by Delaware law, this Amended and Restated Certificate of Incorporation or a Series Resolution.
5. Filing of Amendments. The Board of Directors shall adopt amendments to this Amended and Restated Certificate of Incorporation fixing, with respect to each series of Series Preferred Stock, the matters described in paragraph 1 of this Subdivision I.

II. COMMON STOCK
All shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.
1. Dividends. When and as dividends are declared upon the Common Stock, whether payable in cash, in property or in shares of stock of the Corporation, the holders of Common Stock shall be entitled to share equally, share for share, in such dividends.
2. Voting Rights. The holders of Common Stock shall have the sole right to vote for the election of Directors of the Corporation or on any other matter unless required by Delaware law, this Amended and Restated Certificate of Incorporation or a Series Resolution. The holders of Common Stock shall be entitled to one vote for each share held.
III. OTHER PROVISIONS
1. No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any pre-emptive right to purchase or subscribe for any unissued stock of any class or series or any additional shares of any class or series to be issued by reason of any increase of the authorized capital stock of the Corporation of any class or series, or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of the Corporation of any class or series, or carrying any right to purchase stock of any class or series, but any such unissued stock, additional authorized issue of shares of any class or series of stock or securities convertible into or exchangeable for stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations, whether such holders or others, and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.
2. Shares of Common Stock may be issued from time to time as the Board of Directors of the Corporation shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.
ARTICLE FIFTH: [Repealed]
ARTICLE SIXTH: [Repealed]
ARTICLE SEVENTH: The corporation is to have perpetual existence.
ARTICLE EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:
The Board of Directors shall have power to make, alter, amend and repeal the By-laws (except so far as the By-laws adopted by the stockholders shall otherwise provide). Any By-laws made by the Directors under the powers conferred hereby may be altered, amended or repealed by the Directors or by the stockholders.
To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.
To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

By a majority of the whole Board, to designate one or more committees, each committee to consist of one or more of the Directors of the Corporation. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The By-laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the By-laws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Amended and Restated Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the By-laws of the Corporation; and, unless the resolution or By-laws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.
When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the Corporation.
ARTICLE NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors and/or of the stockholders/or class stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.
ARTICLE TENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation. Elections of Directors need not be by written ballot unless the By-laws of the Corporation shall so provide.
ARTICLE ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE TWELFTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. ~~Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.~~
ARTICLE THIRTEENTH: No Director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, provided that this ARTICLE THIRTEENTH shall not eliminate or limit the liability of a Director (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code or any amendment or successor provision thereto, or (iv) for any transaction from which the Director derived an improper personal benefit. This ARTICLE THIRTEENTH shall not eliminate or limit the liability of a Director for any act or omission occurring prior to the date when this ARTICLE THIRTEENTH becomes effective. Neither the amendment nor repeal of this ARTICLE THIRTEENTH, nor the adoption of any provision of the Amended and Restated Certificate of Incorporation inconsistent with this ARTICLE THIRTEENTH shall eliminate or reduce the effect of this ARTICLE THIRTEENTH with respect to any matter occurring, or any cause of action, suit or claim that, but for this ARTICLE THIRTEENTH, would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision.
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IN WITNESS WHEREOF, FedEx Corporation has caused this ~~Second~~Third Amended and Restated Certificate of Incorporation to be signed by Christine P. Richards, its Executive Vice President, General Counsel and Secretary, this ~~25~~26th day of September, ~~2006~~.2011.

FedEx Corporation

By:	/s/ Christine P. Richards Christine P. Richards
Executive Vice President, General Counsel and Secretary

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